Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates Investor Relations 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2020 FIRST QUARTER RESULTS

THE WOODLANDS, TX – June 5, 2019 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) today announced financial results for its fiscal 2020 first quarter ended April 30, 2019.
Total revenues for the first quarter of fiscal 2020 increased 30% to $9.9 million, compared to $7.6 million in the first quarter of fiscal 2019. The improvement was driven primarily by further growth within the Marine Technology Products segment. Revenues from the Marine Technology Products segment rose 61% to $6.0 million in the first quarter, compared to $3.7 million in the same period last year. Revenue from the Equipment Leasing segment was $3.9 million in the first quarter, relatively flat compared to the same period last year. The operating loss for the first quarter of fiscal 2020 improved to $2.5 million as compared to a loss of $5.6 million in the first quarter of the prior fiscal year.
The Company reported a net loss of $2.4 million in the first quarter of fiscal 2020 compared to a net loss of $5.9 million in the same period during fiscal 2019. The net loss attributable to common shareholders of $2.9 million, or $(0.24) per share, in the first quarter of fiscal 2020 improved from a loss of $6.3 million, or $(0.52) per share, in the first quarter of fiscal 2019.
Adjusted EBITDA(1) for the first quarter of fiscal 2020 was approximately $61,000 compared to a loss of approximately $1.5 million in the same period last year. Adjusted EBITDA, which is a non-GAAP measure, is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.
Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “We continue to see robust order activity from our Marine Technology Products segment as demonstrated by the 61% year-over-year increase in top-line growth this quarter. Perhaps more importantly, our backlog of firm orders grew to $11.0 million as of April 30, 2019 from $8.7 million at January 31, 2019, an increase of approximately 26%. Additionally, we have received approximately $5.1 million in bookings subsequent to April 30. Included in this recent activity are orders for our new MA-X sonar technology which we unveiled at the Ocean Business conference in April of this year. We are very pleased with the reception of this new technology thus far.
“We are beginning to benefit from the strategic actions taken during fiscal 2019 to streamline and enhance our business model,” added Capps. “For example, we completed the sale of our Australian subsidiary,
(1) Earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash costs of lease pool equipment sales, non-cash foreign exchange gains and losses and other non-cash tax related items

SAP, during the first quarter. This strategic move has given us the flexibility to better serve customers in Asia while reducing our exposure to lower margin sales of equipment from other OEM’s. We believe our Seamap business is also gaining traction. Due to strong demand related to our SeaLink™ product line, our new production facility in Malaysia is now running at near full capacity and we are looking at ways to expand our production there. Activity within the marine seismic market appears to be building, driven in part by the increase in nodal surveys. Our backlog does not currently include significant amounts related to seismic source controllers. However, based on inquiries and discussions with customers, we believe activity within that product family will also ramp-up during the balance of the year and beyond.
“In the Equipment Leasing segment, we have experienced better than expected leasing activity. While our belief that this part of our business will not return to historical levels has not changed, we do see opportunities within this part of our business. Leasing revenues excluding the sale of lease pool equipment have been relatively strong, increasing 25% over last year’s first quarter.
“On the financial front, our capital structure remains strong, with no funded debt on our balance sheet and ample liquidity, including cash and cash equivalents of $8.1 million as of April 30, 2019. In summary, we are very pleased with the strength of order activity so far this year and expect an improved year for Mitcham. We continue to expect positive operating income and Adjusted EBITDA for fiscal 2020.”

FISCAL 2020 FIRST QUARTER RESULTS
Total revenues for the first quarter of fiscal 2020 increased compared to last year’s first quarter to $9.9 million driven by higher marine technology products sales and equipment leasing revenues. Marine technology products sales increased 68% to $6.0 million in the first quarter of fiscal 2020 compared to $3.6 million in last year’s first quarter. Seamap sales increased 147% versus the prior year period, and Klein sales increased 3% compared to the same period last year. First quarter sales consisted of approximately $4.3 million of Seamap, $1.6 million from Klein, and $101,000 from SAP.
Equipment leasing revenues for the first quarter of fiscal 2020, excluding equipment sales, were $3.3 million, an increase of 23% compared to the same period last year. Lease pool equipment sales were $419,000 in the first quarter of fiscal 2020 compared to $1.2 million in the first quarter a year ago. Other equipment sales were $138,000 in the first quarter of fiscal 2019 compared to $187,000 in the first quarter a year ago.
Lease pool depreciation expense in the first quarter of fiscal 2020 decreased to $1.4 million from $2.7 million in the same period a year ago due to lease pool sales and minimal purchase of lease pool equipment in recent periods.
Selling, general and administrative expenses decreased to $5.2 million in the first quarter of fiscal 2020 versus $5.6 million in the first quarter of fiscal 2019 and increased slightly compared to the fourth quarter of fiscal 2019. Included in this quarter’s costs are approximately $298,000 related to SAP which will not be recurring. As a percentage of revenues, SG&A expenses in the first quarter of 2020 decreased to 53% from 74% in last year’s first quarter.

CONFERENCE CALL
Management has scheduled a conference call for Thursday, June 6 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss fiscal 2020 first quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through June 13, 2019 and may be accessed by calling (201) 612-7415 and using passcode 13691104#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations (713) 529‑6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in The Woodlands, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Singapore, Malaysia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Marine Technology Products segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Equipment Leasing segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Forward-looking Statements

Certain statements and information in this press release concerning results for the quarter ended April 30, 2019 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 30, 2019	January 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$7,986	$9,389
Restricted cash	153	160
Accounts receivable, net of allowance for doubtful accounts of $2,113 at April 30, 2019 and January 31, 2019	12,288	12,082
Inventories, net	11,243	10,774
Prepaid expenses and other current assets	2,476	1,735
Assets held for sale	—	2,202
Total current assets	34,146	36,342
Seismic equipment lease pool and property and equipment, net	12,837	14,155
Operating lease right-of-use assets	3,014	—
Intangible assets, net	10,140	10,495
Goodwill	2,531	2,531
Deferred tax asset	68	68
Long-term receivables, net of allowance for doubtful accounts of $- at April 30, 2019 and January 31, 2019	465	712
Other assets	1,132	712
Long-term assets held for sale	—	286
Total assets	$64,333	$65,301
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,177	$1,534
Deferred revenue	616	1,040
Accrued expenses and other current liabilities	3,229	3,738
Income taxes payable	233	224
Operating lease liabilities - current	853	—
Liabilities held for sale	—	892
Total current liabilities	7,108	7,428
Operating lease liabilities - non-current	2,161	—
Other non-current liabilities	1,141	1,195
Total liabilities	10,410	8,623
Shareholders’ equity:
Preferred stock, at cost, $1.00 par value; 1,000 shares authorized; 847 and 830 shares issued and outstanding at April 30, 2019, and January 31, 2019, respectively	18,739	18,330
Common stock, $0.01 par value; 20,000 shares authorized; 14,049 shares issued at April 30, 2019, and January 31, 2019	140	140
Additional paid-in capital	123,257	123,085
Treasury stock, at cost (1,929 shares at April 30, 2019 and January 31, 2019)	(16,860)	(16,860)
Accumulated deficit	(66,859)	(63,973)
Accumulated other comprehensive loss	(4,494)	(4,044)
Total shareholders’ equity	53,923	56,678
Total liabilities and shareholders’ equity	$64,333	$65,301

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended April 30,
	2019	2018
Revenues:
Sale of marine technology products	$5,977	$3,566
Equipment leasing	3,323	2,697
Sale of lease pool and other equipment	557	1,350
Total revenues	9,857	7,613
Cost of sales:
Sale of marine technology products	3,455	2,086
Equipment leasing (including lease pool depreciation)	2,411	3,582
Equipment sales	250	700
Total cost of sales	6,116	6,368
Gross profit	3,741	1,245
Operating expenses:
Selling, general and administrative	5,232	5,630
Research and development	315	370
Provision for doubtful accounts	—	200
Depreciation and amortization	650	617
Total operating expenses	6,197	6,817
Operating loss	(2,456)	(5,572)
Other income (expense):
Interest (expense) income, net	(11)	18
Other, net	107	86
Total other income	96	104
Loss before income taxes	(2,360)	(5,468)
Provision for income taxes	(55)	(437)
Net loss	$(2,415)	$(5,905)
Preferred stock dividends	(471)	(385)
Net loss attributable to common shareholders	$(2,886)	$(6,290)
Net loss per common share:
Basic	$(0.24)	$(0.52)
Diluted	$(0.24)	$(0.52)
Shares used in computing loss per common share:
Basic	12,119	12,087
Diluted	12,119	12,087

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended April 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,415)	$(5,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,131	3,303
Stock-based compensation	172	126
Provision for doubtful accounts, net of charge offs	—	(200)
Gross profit from sale of lease pool equipment	(363)	(536)
Deferred tax expense	135	(202)
Changes in:
Accounts receivable	76	2,418
Unbilled revenue	5	(930)
Inventories	(501)	(844)
Prepaid expenses and other current assets	(672)	(1,520)
Income taxes receivable and payable	2	642
Accounts payable, accrued expenses and other current liabilities	(382)	(47)
Deferred revenue	(23)	313
Foreign exchange (gains) losses, net	(16)	16
Net cash used in operating activities	(1,851)	(3,366)
Cash flows from investing activities:
Purchases of seismic equipment held for lease	—	(190)
Acquisition of assets	—	(3,000)
Purchases of property and equipment	(366)	(113)
Sales of used lease pool equipment	730	1,620
Sale of business, net of cash sold	239	—
Net cash (used in) provided by investing activities	603	(1,683)
Cash flows from financing activities:
Net proceeds from preferred stock offering	409	3,812
Preferred stock dividends	(471)	(385)
Net cash (used in) provided by financing activities	(62)	3,427
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(100)	322
Net decrease in cash, cash equivalents and restricted cash	(1,410)	(1,300)
Cash, cash equivalents and restricted cash, beginning of period	9,549	10,146
Cash, cash equivalents and restricted cash, end of period	$8,139	$8,846

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA
(unaudited)

	For the Three Months Ended April 30,
	2019	2018
	(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(2,415)	$(5,905)
Interest (income) expense, net	11	(18)
Depreciation and amortization	2,131	3,303
Provision for income taxes	55	437
EBITDA (1)	(218)	(2,183)
Non-cash foreign exchange losses (gains)	52	(49)
Stock-based compensation	172	126
Cost of lease pool sales	55	627
Adjusted EBITDA (1)	$61	$(1,479)
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash used in operating activities	$(1,851)	$(3,366)
Stock-based compensation	(172)	(126)
Provision for doubtful accounts	—	(200)
Changes in accounts receivable (current and long-term)	(76)	(1,488)
Interest paid	14	1
Taxes paid, net of refunds	97	46
Gross profit from sale of lease pool equipment	363	536
Changes in inventory	501	844
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	405	(266)
Changes in prepaid expenses and other current assets	672	1,520
Foreign exchange (losses) gains, net	16	(16)
Other	(187)	332
EBITDA (1)	$(218)	$(2,183)

1.EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, stock-based compensation and other non-cash tax related items. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with GAAP. We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements and we believe that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended April 30,
	2019	2018
Revenues:
Marine technology products	$5,982	$3,708
Equipment leasing	3,935	4,047
Inter-segment sales	(60)	(142)
Total revenues	9,857	7,613
Cost of sales:
Marine technology products	3,515	2,228
Equipment leasing	2,661	4,282
Inter-segment costs	(60)	(142)
Total cost of sales	6,116	6,368
Gross profit	3,741	1,245
Operating expenses:
Selling, general and administrative	5,232	5,630
Research and development	315	370
Provision for doubtful accounts	—	200
Depreciation and amortization	650	617
Total operating expenses	6,197	6,817
Operating loss	$(2,456)	$(5,572)
Marine Technology Products Segment:
Revenues:
Seamap	$4,324	$1,752
Klein	1,561	1,512
SAP	101	480
Intra-segment sales	(4)	(36)
	5,982	3,708
Cost of sales:
Seamap	2,323	844
Klein	1,101	1,036
SAP	95	398
Intra-segment sales	(4)	(50)
	3,515	2,228
Gross profit	$2,467	$1,480
Gross profit margin	41%	40%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$3,378	$2,697
Lease pool equipment sales	419	1,163
Other equipment sales	138	187
	3,935	4,047
Cost of sales:
Direct costs-equipment leasing	965	928
Lease pool depreciation	1,446	2,654
Cost of lease pool equipment sales	56	627
Cost of other equipment sales	194	73
	2,661	4,282
Gross profit (loss)	$1,274	$(235)

###